UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 10, 2004

SPORTSLINE.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23337	65-0470894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 W. Cypress Creek Road, Fort Lauderdale Florida		33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (954) 489-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 10, 2004, at a special meeting the stockholders of SportsLine.com, Inc. (“SportsLine”) approved the Agreement and Plan of Merger (the “Merger Agreement”), dated August 1, 2004 among SportsLine, Viacom Inc. (“Viacom”) and Stargate Acquisition Two, Inc., a wholly owned subsidiary of Viacom (“Merger Sub”). Following the stockholder approval Merger Sub merged with and into SportsLine (the “Merger”), with SportsLine as the surviving corporation becoming a wholly owned subsidiary of Viacom. Upon completion of the Merger, all stockholders of SportsLine other than Viacom and its subsidiaries and any stockholders who perfect their appraisal rights, became entitled to receive $1.75 in cash for each share of SportsLine common stock held by such stockholder immediately prior to the Merger.

Prior to the Merger, Viacom and its subsidiaries owned approximately 38% of SportsLine’s common stock. A complete description of the Merger, the Merger Agreement and the material relationships between SportsLine and Viacom, is contained in SportsLine’s definitive proxy statement filed with the Securities and Exchange Commission on November 8, 2004.

SportsLine is attaching a copy of a press release dated December 10, 2004 as Exhibit 99.1

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Following completion of the Merger described above, SportsLine notified the Nasdaq National Market of the Merger and requested that its common stock be withdrawn from listing as of close of business on December 10, 2004.

Item 5.01. Changes in Control of the Registrant.

As a result of the Merger, a change of control of SportsLine has occurred and SportsLine has become an indirect wholly owned subsidiary of Viacom.

Item 9.01. Exhibits

99.1	Press Release, dated December 10, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSLINE.COM, INC.

Dated: December 10, 2004	By:	/s/ Kenneth S. Gersh
	Name:	Kenneth S. Gersh
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated December 10, 2004